Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 3, 2026, with respect to the combined financial statements of First Tracks Biotherapeutics, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

October 26, 2026